News Release For Immediate Release
Company Contact: Jack Collins, EVP Finance/Corporate Development Phone: (405) 702-7460 Websites: www.qrcp.net & www.qelp.net

Quest Announces Election of Chief Financial Officer

OKLAHOMA CITY – January 14, 2009 – The boards of directors of Quest Resource Corporation (NASDAQ: QRCP) ("QRCP") and of the general partner of Quest Energy Partners, L.P. (NASDAQ: QELP) (“QELP”) today announced the election of Eddie M. LeBlanc as Chief Financial Officer of the entities. LeBlanc, an experienced E&P CFO, served as Executive Vice President and Chief Financial Officer of Ascent Energy Company, an independent, private oil and gas company, from July 2003 until it was sold to RAM Energy Resources in November 2007. Before Ascent, LeBlanc served as Senior Vice President and Chief Financial Officer of Range Resources Corporation, an NYSE-listed independent, oil and gas company, from January 2000 to July 2003. LeBlanc was a founder of Interstate Natural Gas Company, which merged into Coho Energy in 1994. At Coho, he served as Senior Vice President and Chief Financial Officer until 1999. LeBlanc’s 35 years of experience include assignments in Celeron Corporation and the energy related subsidiaries of Goodyear Tire and Rubber. Prior to entering the oil and gas industry, Mr. LeBlanc was with a national accounting firm. He is a certified public accountant and a chartered financial analyst, and he earned a B.S. in Business Administration from University of Southwestern Louisiana.

LeBlanc replaces Jack T. Collins, who was appointed Interim Chief Financial Officer in September 2008. Collins will continue in the role of Executive Vice President Finance/Corporate Development of the Quest entities where he will focus on the development and implementation of the organization’s strategic plan and capital structure.

David C. Lawler, Quest's President, commented, "We are very pleased to be adding a CFO of Eddie’s caliber. His extensive finance, accounting, capital markets, and management track record make him a strong addition to the management team and to the leadership of our accounting and finance departments. We are confident Eddie will play a significant role in our pursuits to strengthen the Quest entities."

About Quest Resource Corporation and Quest Energy Partners

Quest Resource Corp. is a fully integrated E&P company that owns: the right to develop approximately 75,000 net acres in the Appalachian Basin of the northeastern United States, including approximately 67,000 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP); and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net. Quest Resource routinely posts important information in the “Investors” section of its website.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net. The Partnership routinely posts important information in the “Investors” section of its website.